Exhibit 99.1

AptarGroup Reports Record First Quarter Results;
Completes Two Strategic Acquisitions;
Declares Dividend

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--April 16, 2008--AptarGroup, Inc. (NYSE:ATR) today reported record first quarter results and declared a quarterly dividend of $.13 per share. The Company also commented on two recent strategic acquisitions.

First Quarter 2008 Highlights

  Earnings per share jumped 27% to record high of $.52 per share
  Product sales, currency effects, and lower tax rates drove record results
  Sales increased 18% to record level of $532.3 million
  Pharma and Beauty & Home segments achieved record profits
  Two strategic acquisitions were announced

FIRST QUARTER RESULTS

For the quarter ended March 31, 2008, sales increased 18% to a record $532.3 million from $449.8 million a year ago. Changes in exchange rates contributed 10% of the growth while product and custom tooling sales accounted for 8%. Two recent acquisitions, discussed below, did not impact the quarterly results.

Commenting on the quarter, Peter Pfeiffer, President and CEO, said, “I am pleased to report a strong start to the year with a record first quarter. Year-over-year revenue grew at each of our business segments, Beauty & Home, Closures and Pharma. This was particularly encouraging given that we had such a strong performance in the first quarter of last year. Changes in currency exchange rates, increased demand for our creative dispensing solutions, and our broad geographic presence each were contributing factors to our growth.”

First Quarter Segment Sales Analysis (Growth Over Prior Year)

	Beauty & Home	Closures	Pharma	Total AptarGroup
Product and Custom Tooling Sales	7%	4%	16%	8%
Currency Effects	10%	8%	14%	10%
Total Growth	17%	12%	30%	18%

Pfeiffer added, “On a consolidated basis, operating income reached a record $54.7 million, up 17% from $46.6 million a year ago and our operating margin percentage remained equal to the prior year at approximately 10% of sales. Beauty & Home segment income increased 12% to $29.4 million driven by increased sales of fragrance/cosmetic pumps and sampling systems, aerosol valves and specialty accessories. Closures segment income declined 20% to $11.2 million primarily due to softness in demand from the personal care and household markets, which was partially offset by strong demand from the food/beverage market. In addition, in this period of rising resin costs, we experienced the typical lag in the timing of passing through such cost increases in our selling prices. Strong demand for our industry-leading nasal spray systems drove Pharma segment income to a quarterly record high of $29.9 million, an increase of 32%.

Diluted earnings per share increased 27% to $.52 per share compared to $.41 per share in the prior year. Pfeiffer stated, “In addition to the operating results previously mentioned, our record earnings were further improved by changes in currency exchange rates, lower tax rates, and lower net interest expense.”

OUTLOOK

Pfeiffer commented, “Our outlook for the coming quarter is positive. Though some uncertainty about the near-term performance of the U.S. economy remains, we expect demand for our innovative dispensing systems to grow and that sales will increase over the prior year. We will continue to mitigate the rising cost of doing business by increasing our selling prices where possible. Currently, we estimate that diluted earnings per share for the second quarter will be in the range of $.60 to $.63 per share compared to $.52 per share in the prior year.”

CASH DIVIDEND AND SHARE REPURCHASE PROGRAM

The Board of Directors declared a quarterly dividend of $.13 per share, payable May 21, 2008 to shareholders of record as of April 30, 2008. Also during the quarter, the Company repurchased approximately 450,000 shares of common stock for $16.6 million leaving approximately 1.5 million shares authorized for repurchase at the end of the first quarter.

STRATEGIC ACQUISITIONS

In the quarter, AptarGroup acquired 70% of the outstanding shares of Next Breath LLC, a contract service organization located in Baltimore, Maryland, specializing in analytical testing of nasal and inhalation products on behalf of pharmaceutical, biotech, drug delivery and device companies, for a purchase price of approximately $4 million. Next Breath is a good complement to AptarGroup’s existing Pharma segment businesses and it will provide expertise that will help enhance the performance of our innovative systems. AptarGroup also previously announced that it had acquired the equipment, inventory and intellectual property of CCL Industries Inc.’s Bag-on-Valve business for a purchase price in cash of approximately $9 million. CCL’s Bag-on-Valve business had revenues of approximately $9 million in 2007 and will be part of AptarGroup’s Beauty & Home segment.

Commenting on the acquisitions, Pfeiffer said, “These are both strategic moves for us. Next Breath, which is a relatively young operation, is providing unique laboratory services for the Pharma market. The Bag-on-Valve asset acquisition provides us with additional capacity in this important niche of our Beauty & Home segment and with new Bag-on-Valve customers.”

OPEN CONFERENCE CALL

There will be a conference call on Thursday April 17, 2008 at 7:00 a.m. CDT to discuss AptarGroup’s first quarter results for 2008. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household, and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia, and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which AptarGroup operates, the competitive marketplace, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism, labor relations and other risks and uncertainties discussed from time to time in AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
	2008	2007

Net Sales	$532,258	$449,841
Cost of Sales (exclusive of depreciation
shown below)	362,780	300,260
Selling, Research & Development and
Administrative	81,824	73,725
Depreciation and Other Amortization	32,955	29,237
Operating Income (1)	54,699	46,619
Other Income/(Expense):
Interest Expense	(4,607)	(4,843)
Interest Income	3,449	1,622
Equity in Results of Affiliates	97	157
Minority Interests	22	17
Miscellaneous, net	(944)	(390)
Income before Income Taxes	52,716	43,182
Provision for Income Taxes	15,815	13,602
Net Income	$36,901	$29,580

Net Income per Share - Basic	$0.54	$0.43
Net Income per Share - Diluted	$0.52	$0.41

Average Number of Shares – Basic	68,168	69,188
Average Number of Shares - Diluted	71,072	71,824

Notes to Condensed Consolidated Financial Statements:
(1) - Included in total Operating Income are expenses related to stock options of approximately $7.2 million in the first quarter of 2008 and $8.7 million in the first quarter of 2007.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
ASSETS

Cash and Equivalents	$335,216	$313,739
Receivables, net	419,546	360,736
Inventories	293,587	272,556
Other Current Assets	66,636	56,414
Total Current Assets	1,114,985	1,003,445
Net Property, Plant and Equipment	709,280	656,508
Goodwill, net	236,023	222,668
Other Assets	30,582	29,329
Total Assets	$2,090,870	$1,911,950

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations	$244,514	$216,159
Accounts Payable and Accrued Liabilities	378,123	349,030
Total Current Liabilities	622,637	565,189
Long-Term Obligations	147,268	146,711
Deferred Liabilities	86,274	81,032
Total Liabilities	856,179	792,932
Stockholders' Equity	1,234,691	1,119,018
Total Liabilities and Stockholders' Equity	$2,090,870	$1,911,950

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended
	March 31,

	2008	2007
NET SALES

Beauty & Home	$283,763	$241,958
Closures	134,276	119,981
Pharma	114,215	87,901
Other	4	1
Total Net Sales	$532,258	$449,841

SEGMENT INCOME (1)

Beauty & Home	$29,360	$26,132
Closures	11,222	13,981
Pharma	29,916	22,682
Corporate Expenses and Other	(16,624)	(16,392)
Income before Interest and Taxes	53,874	46,403
Less: Interest Expense, Net	1,158	3,221
Income before Income Taxes	$52,716	$43,182

SEGMENT INCOME %
Beauty & Home	10.3%	10.8%
Closures	8.4%	11.7%
Pharma	26.2%	25.8%

Income before Interest and Taxes	10.1%	10.3%

Notes to Condensed Consolidated Financial Statements:

(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense in excess of interest income, stock option and corporate expenses, income taxes and unusual items.

CONTACT:
AptarGroup, Inc.
Stephen J. Hagge
815-477-0424